Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FY2012 OPERATING RESULTS

CUSTOM SOFT LENS SALES INCREASE 31% FROM PRIOR-YEAR LEVELS

LARGO, Florida (September 28, 2012) – Unilens Vision Inc. (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for FY2012.

FY2012 Highlights:

  Product sales increase 1.7% to $6.2 million
  Royalty income declines 6.0% to $2.5 million
  Custom soft lens sales rise 31.2% from FY2011 levels
  Company earns $1.1 million, or $0.48 per diluted share
  Term loan and credit line refinanced with Hancock Bank on more favorable terms
  Borrowing reduced by $1.2 million during fiscal year
  Quarterly cash dividends paid at annual rate of $0.18 per share
  Current cash dividend provides shareholders with 5.3% annualized yield

“While a continuation of sluggish U.S. economic conditions and increased competition caused sales in our disposable lens category to decline by 5.0%, a strong 31.2% sales improvement in our custom soft lens category of specialty lenses allowed total product sales to increase slightly during Fiscal 2012,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “We have been particularly pleased with the continued growth in demand for our C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement, and we look forward to the anticipated launch of a new silicone hydrogel disposable multifocal lens that embodies our C-VUE Advanced technology during the next 12 months.  Longer-term, we believe that specialty contact lenses will continue to be the fastest-growing segment of the contact lens market, and our new product development activities will target opportunities that are consistent with this outlook.  We further believe that demand for our custom soft specialty lenses, including our C-Vue  custom toric lens for correcting astigmatism and our C-Vue Advanced toric multifocal lens, will grow over time due to the market demographics favoring specialty lenses.”

For the fiscal year ended June 30, 2012 (FY2012), total revenue including royalty income declined less than 1% to $8,721,145, compared with $8,779,356 in the fiscal year ended June 30, 2011 (FY2011). Sales of the Company’s specialty contact lenses increased 1.7% to $6,181,449 in FY2012, versus $6,077,032 in FY2011. The sales increase was entirely attributable to an improvement of 31.2% in sales of custom soft lenses, primarily due to increased demand for the Company’s new C-VUE Advanced® HydraVUE™ line of customizable silicone hydrogel contact lenses for monthly replacement.

Royalty income from Bausch & Lomb declined 6.0% to $2,539,696 in the most recent fiscal year, compared with $2,702,324 in the previous fiscal year.

Gross profit margins decreased to 39.0% of sales in the twelve months ended June 30, 2012, versus 44.1% in FY2011, due primarily to a one-time price correction that increased FY2011 gross margins by $261,000, along with slightly lower gross margin due to sales mix changes away from higher margin products.  The gross profit margin during FY2011, excluding the one-time price correction, would have approximated 39.8% of sales.

Operating expenses increased 3.6%, or $101,656, in FY2012, primarily due to slightly higher sales, marketing and administrative expenses, coupled with a 12.5% increase in research and development spending.

The Company also incurred one-time charges totaling $105,000 related to the refinancing of its bank credit facilities with Hancock Bank during the fourth quarter of FY2012.

Pretax income decreased 26.1% to $1,654,520 in the fiscal year ended June 30, 2012, compared with $2,237,979 in the previous fiscal year.  The Company reported a 23.3% reduction in net income, which totaled $1,143,938 in FY2012, versus $1,491,774 in FY2011.  Diluted earnings per share declined to $0.48 in FY2012, compared with $0.63 in FY2011.

Fourth quarter revenue including royalty income declined 5.7% to $2,177,631, compared with $2,309,431 in the fourth quarter of FY2011. Sales of the Company’s specialty contact lenses decreased 3.5% to $1,558,567 in the most recent quarter, versus $1,614,809 in the corresponding period of the previous fiscal year. The sales decline was attributable to decreases in all our lens categories except our custom lens category, which posted an improvement of 17.9% in sales relative to the comparable FY2011 period.

Royalty income from Bausch & Lomb declined 10.9% to $619,064 in the three months ended June 30, 2012, compared with $694,622 in the three months ended June 30, 2011.

Gross profit margins declined to 38.8% of sales in the fourth quarter of FY2012, versus 57.1% in the FY2011 period, due to a one-time price correction benefit of $261,000 in the FY2011 quarter and sales mix changes away from higher-margin products.  Excluding the one-time price correction benefit, the gross profit margin in the fourth quarter of FY2011 would have approximated 40.9% of sales.

Pretax income declined 60.0% to $312,675 in the final three months of FY2012, compared with $781,979 in the prior-year period.  Approximately 78% of the year-over-year decrease in fourth quarter pretax income was attributable to the price correction benefit in the fourth quarter of FY2011 and one-time charges related to the Hancock Bank refinancing in FY2012.  The Company reported a 53.4% decrease in fourth quarter net income, which totaled $238,803 in the three months ended June 30, 2012, versus $512,896 in the corresponding period of the previous fiscal year.  Diluted earnings per share of $0.10 in the fourth quarter of FY2012 compared with $0.22 in diluted EPS in the fourth quarter of FY2011.

“The declines in net income during the fourth quarter and fiscal year ended June 30, 2012 were primarily attributable to a one-time price correction totaling $261,000 that benefited gross margin in the fourth quarter of Fiscal 2011 and did not repeat during any of the Fiscal 2012 quarters,” continued Pecora.  “In addition, we incurred one-time charges totaling $105,000 related to the Hancock Bank refinancing in the fourth quarter of Fiscal 2012.  If the one-time price correction is excluded from Fiscal 2011 operating results and the $105,000 in one-time bank refinancing charges is excluded from Fiscal 2012 operating results, our pretax income would have declined less than $104,000 during the fourth quarter of the most recent year, rather than the $469,304 decline actually reported.”

“We began our current fiscal year with a stronger balance sheet, having reduced our borrowings during Fiscal 2012 by 25%, or approximately $1.2 million. In addition, with the new credit agreements we entered into during Fiscal 2012 with Hancock Bank, we have lowered our interest costs while providing greater flexibility than with our previous bank credit facilities.  During the past fiscal year, we have invested in new state-of-the-art production equipment that should increase operating efficiencies and gross profit margins in the current fiscal year and beyond. While we expect Fiscal 2013 to be another year of solid profitability and further improvement in our balance sheet, production operating efficiency benefits may be offset somewhat if the economic recovery does not accelerate and we continue to experience softness in demand for our legacy disposable lenses, prior to the introduction of our new silicone hydrogel disposable multifocal lens that embodies our C-VUE Advanced technology.”

“We are pleased to have recently paid our 24th consecutive quarterly cash dividend, which provides an annualized current yield of 5.3% to Unilens shareholders based upon our recent stock price of $3.40 per share.  Our goal is to pursue the long-term enhancement of shareholder value through our cash dividend policy and share price appreciation. The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors,” concluded Pecora.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com.  The Company’s common stock is listed on the OTCQB under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FOURTH QUARTER AND TWELVE MONTHS - FISCAL 2012

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Twelve Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues:
Sales	$1,558,567	$1,614,809	$6,181,449	$6,077,032
Royalty income	619,064	694,622	2,539,696	2,702,324
Total revenue	2,177,631	2,309,431	8,721,145	8,779,356
Operating costs and expenses:
Cost of sales	953,665	692,617	3,772,414	3,397,073
Expenses	760,072	754,462	2,944,876	2,843,220
Total operating costs and expenses	1,713,737	1,447,079	6,717,290	6,240,293
Operating income	463,894	862,352	2,003,855	2,539,063
Other non-operating items:
Other expense	(52,368)	(8,025)	(50,250)	(20,314)
Interest expense	(98,851)	(72,348)	(299,085)	(280,770)
Total other non-operating items	(151,219)	(80,373)	(349,335)	(301,084)
Income before income tax expense	312,675	781,979	1,654,520	2,237,979
Income tax expense	73,872	269,083	510,582	746,205
Net income for the period	$238,803	$512,896	$1,143,938	$1,491,774
Net income per common share:
Basic	$0.10	$0.22	$0.48	$0.63
Diluted	$0.10	$0.22	$0.48	$0.63
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$1,996,581	$1,506,743
Investing activities			(544,611)	(157,587)
Financing activities			(1,678,353)	(1,828,336)
Decrease in cash			$(226,383)	$(479,180)
BALANCE SHEET
			June 30, 2012	June 30, 2011
Cash and cash equivalents			$374,977	$601,360
Total assets			3,824,344	4,407,261
Current liabilities			1,772,583	1,994,933
Total liabilities			4,712,847	6,043,215
Stockholders’ deficit			$(888,503)	$(1,635,954)